          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[_]   Definitive Additional Materials

[_]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      KULICKE AND SOFFA INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
          1)   Title of each class of securities to which transaction applies:

          ______________________________________________________________________

          2)   Aggregate number of securities to which transaction applies:

          ______________________________________________________________________

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

          ______________________________________________________________________

          4)   Proposed maximum aggregate value of transaction:

          ______________________________________________________________________


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)  Amount Previously Paid:
          ______________________________________________________________________

      2)  Form, Schedule or Registration Statement No.:
          ______________________________________________________________________

      3)  Filing Party:
          ______________________________________________________________________

      4)  Date Filed:
          ______________________________________________________________________
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                   [Kulicke and Soffa Industries, Inc. logo]
                 2101 Blair Mill Road, Willow Grove, PA 19090

                              ___________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 13, 1996
                              ___________________

               The Annual Meeting of Shareholders of Kulicke and Soffa Industries, Inc. (the "Company") will be held on Tuesday, February 13, 1996, at 4:30 p.m. at the offices of the Company, 2101 Blair Mill Road, Willow Grove, Pennsylvania, for the following purposes:


               1. Election of directors;

               2. Ratification of the appointment of Price Waterhouse LLP as the
                  Company's independent accountants for the year ending September 30, 1996; and

               3. Transaction of such other business as may properly come before the meeting.

               The Board of Directors has fixed the close of business on December 15, 1995 as the record date for the determination of holders of Common Shares entitled to notice of and to vote at the meeting.

               All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in order that your stock may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

                                   By Order of the Board of Directors
                                   SUSAN WATERS
                                   Secretary

January 9, 1996

                   [Kulicke and Soffa Industries, Inc. logo]
                 2101 Blair Mill Road, Willow Grove, PA 19090

                                _______________

                                PROXY STATEMENT
                                _______________

                                                                 January 9, 1996


     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy is revocable at any time prior to its use by delivering a subsequently executed proxy or written notice of revocation to the Secretary of the Company.

     The Board of Directors has fixed the close of business on December 15, 1995 as the record date for determination of the shareholders entitled to vote at the Annual Meeting. As of the record date, there were 19,315,450 Common Shares outstanding. Each such share is entitled to one vote on all matters to be presented to the meeting, except that cumulative voting is permitted in the election of directors. See "ELECTION OF DIRECTORS." This proxy statement and the enclosed proxy are being mailed on or about January 9, 1996.

     The only persons or groups of persons shown by the Company's latest records to own of record, or by Securities and Exchange Commission ("SEC") records to own beneficially, more than 5% of the outstanding Common Shares of the Company are as follows:

                                                         NUMBER OF    PERCENT OF
NAME AND ADDRESS                                          SHARES        CLASS
----------------                                         ---------    ----------

Target Investors, Inc. .............................      1,143,900       5.9%
15 River Road
Wilton, CT  06897

Gardiner Lewis Asset Management.....................      1,016,300       5.3%
285 Wilmington-West Chester Pike
Chadds Ford, PA  19317

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight directors, divided into four classes of two directors each. The Board intends to cause Messrs. Frederick
W. Kulicke, Jr. and Larry D. Striplin, Jr., the members of the class whose terms expire at the 1996 Annual Meeting, to be nominated for re-election at the 1996 Annual Meeting to serve until the 2000 Annual Meeting and until their successors have been duly elected and qualified. Each shareholder who so chooses may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected (i.e., two) and cast the whole number of votes for one candidate or distribute them among some or all candidates. The proxy agents reserve the right to vote the proxies cumulatively, if necessary, in order that one or both of Messrs. Kulicke and Striplin will be re-elected to the Board of Directors. If either of the nominees should be unavailable at the time of the election, the persons named in the proxy may vote the proxies for such other persons as they may choose, unless the Board of Directors reduces the number of the directors to be elected.

     Assuming a quorum is present, the two nominees receiving the highest number of votes cast at the annual meeting will be elected directors. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

     The following table provides certain information concerning (i) Messrs. Kulicke and Striplin, (ii) the persons whose terms as directors will continue after the Annual Meeting, and (iii) the executive officers named in the Summary Compensation Table herein, including their ages, principal occupations and, as of November 30, 1995, beneficial shareholdings. Each of the persons listed below has sole voting and investment power with respect to the beneficial shareholdings set forth, unless otherwise indicated.


                                                          PRESENT              COMMON SHARES
                                         DIRECTOR         TERM                 BENEFICIALLY OWNED
NAME, AGE AND OCCUPATION                 SINCE            EXPIRES              ON NOVEMBER 30, 1995
------------------------                 --------         -------              --------------------
                                                                               NUMBER            PERCENT
                                                                               ------            -------
James W. Bagley (56),                    1993             1999                 11,000/(1)/        /(2)/
 Vice Chairman of the Board of
 Directors of Applied Materials,
 Inc., the largest supplier of
 wafer fabrication systems to the
 semiconductor industry.  Director
 of Tencor Instruments, a
 manufacturer of wafer defect
 inspection and metrology systems,
 and of Extraction Systems, Inc.,
 a manufacturer of carbon filters.

C. Scott Kulicke (46),                   1975             1999                585,661/(3)/        3.0
 Chairman of the Board and Chief
 Executive Officer of the Company.

                                                          PRESENT              COMMON SHARES
                                         DIRECTOR         TERM                 BENEFICIALLY OWNED
NAME, AGE AND OCCUPATION                 SINCE            EXPIRES              ON NOVEMBER 30, 1995
------------------------                 --------         -------              --------------------
                                                                               NUMBER            PERCENT
                                                                               ------            -------
Frederick W. Kulicke, Jr. (78),          1956             1996                    --                --
 retired co-founder of the
 Company, Co-Chairman of the
 Board of Directors and senior
 executive officer from 1951
 until his retirement in 1979.
 Father of C. Scott Kulicke.

John A. O'Steen (51),                    1988             1998                 8,000/(4)/         /(2)/
 Chairman and Chief Executive
 Officer of Cinmar, L.P., a mail
 order catalog company since 1991.
 Formerly, President, Chief
 Executive Officer and a
 director of Cincinnati Micro-
 wave, Inc., a manufacturer of
 electronic products.

Allison F. Page (72),                    1962             1997                 5,520/(5)/         /(2)/
 retired partner in the Philadelphia
 law firm of Pepper, Hamilton &
 Scheetz.

MacDonell Roehm, Jr. (56),               1984             1998                 7,000/(5)/         /(2)/
 Chairman, President and Chief
 Executive Officer of Bill's Dollar
 Stores, Inc., a chain of retail
 convenience stores, since 1994.
 Formerly, Managing Director of
 AEA Investors, Inc., a private
 investment firm.

Larry D. Striplin, Jr. (66),             1995             1996                21,000              /(2)/
 Chairman of the Board and Chief
 Executive Officer of Nelson-Brantley
 Glass Contractors, Inc., a glass
 contractor, and Clearview Properties, a real
 estate rental company. Chairman of Circle "S"
 Industries, Inc. and AFW (as defined) prior
 to their acquisition by the Company.
 Director of Capstone Capital
 Corporation, a real estate trust, and
 MedPartners/Mullikin, Inc., a physician
 practice management company. Mr. Striplin
 was elected a director of the Company by
 the Board on December 12, 1995.

                                                          PRESENT              COMMON SHARES
                                         DIRECTOR         TERM                 BENEFICIALLY OWNED
NAME, AGE AND OCCUPATION                 SINCE            EXPIRES              ON NOVEMBER 30, 1995
------------------------                 --------         -------              --------------------
                                                                               NUMBER            PERCENT
                                                                               ------            -------
C. William Zadel (52),                   1989             1997                 5,000/(5)/         /(2)/
 former President and Chief Executive
 Officer of Ciba-Corning Diag-
 nostics Corp., a manufacturer and
 distributor of medical diagnostic
 products. Director of Matritech,
 Inc., a developer and manufacturer
 of cancer diagnostic equipment.

Morton K. Perchick (58),                 -                -                   15,007/(6)/         /(2)/
 Executive Vice President of the
 Company.

Clifford G. Sprague (52),                -                -                   18,743/(7)/         /(2)/
 Senior Vice President and Chief
 Financial Officer of the Company.

Asuri Raghavan (43),
 Senior Vice President, Marketing
 of the Company.                         -                -                    5,631/(5)/         /(2)/

Walter E. Von Seggern (55),              -                -                    9,768/(8)/         /(2)/
 Vice President, Engineering
 and Technology of the Company.

All directors and executive officers
as a group (20 persons)                  -                -                  743,966/(9)/          3.8

______________________
(1)   Includes 1,000 shares subject to options that are currently exercisable.
(2)   Less than 1.0%.
(3) Includes 383,557 shares jointly held with Mr. Kulicke's wife and 108,160 shares subject to options that are currently exercisable.
(4)   Consists of 8,000 shares jointly held with Mr. O'Steen's wife.
(5)   Includes 5,000 shares subject to options that are currently exercisable.
(6)   Includes 10,200 shares subject to options that are currently exercisable.
(7) Includes 6,400 shares jointly held with Mr. Sprague's wife and 12,014 shares subject to options that are currently exercisable.
(8)   Includes 6,520 shares subject to options that are currently exercisable.
(9) Includes 192,484 shares subject to options that are currently exercisable. See footnotes (1) and (3) through (8) above.

                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     In the absence of instructions to the contrary, proxies will be voted in favor of ratification of the reappointment of Price Waterhouse LLP as independent accountants of the Company for the year ending September 30, 1996. The election of independent accountants by the shareholders is not required by law or by the Company's By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. A majority of the votes cast in favor of the election of Price Waterhouse LLP is necessary to approve this matter. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in favor of the election. If a majority of the votes cast on this matter are not cast in favor of the election of Price Waterhouse LLP, the Company will appoint other independent accountants as soon as is practical and before the close of the 1996 fiscal year.

     A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting to make a statement if desired and will be available to respond to any appropriate questions.


                            ADDITIONAL INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

     Based on the Company's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports on Form 3, 4 and 5, the Company believes that all filings required to be made by the reporting persons for Fiscal 1995 were made on a timely basis, with the exception of the late filing of a Form 4 for
(i) a trust of which Messrs. C. Scott Kulicke, Frederick W. Kulicke, Jr. and Allison F. Page are three of the five trustees and (ii) Herbert D. Benjamin, which was filed late to report a transaction that Mr. Benjamin had engaged in after leaving the employ of the Company. Mr. Benjamin has since rejoined the Company as a Vice President.

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation received by the Chief Executive Officer and the four most highly compensated executive officers of the Company (together with the Chief Executive Officer, the "named executive officers") for the fiscal year ended September 30, 1995 ("Fiscal 1995"), as well as the compensation paid to each such individual for the Company's previous two fiscal years ("Fiscal 1994" and "Fiscal 1993," respectively).

                                                                      ANNUAL                      LONG TERM
                                                                   COMPENSATION                  COMPENSATION
                                                          ------------------------------         ------------
                                                                                                    AWARDS        ALL
                                                                                                    ------
                                                                                   OTHER          SECURITIES     OTHER
                                                                                   ANNUAL         UNDERLYING     COMPEN-
              NAME AND                           FISCAL   SALARY       BONUS       COMPEN-          OPTIONS      SATION
          PRINCIPAL POSITION                     YEAR      ($)       ($)/(1)/   SATION($)/(2)/      (#)/(3)/    ($)/(4)/
---------------------------------------------------------------------------------------------------------------------------
C. Scott Kulicke                                 1995    $260,000    $268,268      $4,926            55,400     $ 3,608
          Chairman of the Board and              1994     240,000      50,000       3,277            10,000       3,571
          Chief Executive Officer                1993     220,000     180,000       1,831             9,200       3,531

Morton K. Perchick                               1995    $189,750    $119,808      $4,371            30,600     $ 1,386
          Executive Vice President               1994     172,500      27,000       4,543             7,800       1,349
                                                 1993     160,000      89,000       2,980             6,600       1,309

Clifford G. Sprague                              1995    $157,500    $ 99,445      $4,058            24,600     $ 1,386
          Senior Vice President and              1994     150,000      25,000       3,807             6,600       1,349
          Chief Financial Officer                1993     136,000      75,700       2,977             5,600       1,149

Asuri Raghavan                                   1995    $140,000    $ 68,992      $3,276            14,000     $ 1,299
          Senior Vice President,                 1994     126,539      12,000       3,657             4,400       1,349
          Marketing                              1993     107,778      41,500       2,692             4,600         957

Walter E. Von Seggern/(5)/                       1995    $150,000    $ 54,912      $4,218            15,000     $ 1,386
          Vice President, Engineering            1994     140,000      14,500       4,630             5,400         830
          and Technology                         1993     130,000      54,900         860            12,200     103,111

______________________
(1) These amounts represent incentive payments to the named executive officers as participants in the Company's Executive Incentive Compensation Plan (with respect to the fiscal year indicated). See "Compensation Committee Report on Executive Compensation" herein.
(2) These amounts represent reimbursement for taxes paid by the named executive officers on Company-provided automobiles.
(3) The amount listed for Mr. Von Seggern in Fiscal 1993 includes options granted in connection with his acceptance of employment with the Company.
(4) Amount indicated for Mr. Kulicke for Fiscal 1995 includes the Company's matching contribution to the 401(k) Incentive Savings Plan, and $2,222 of forgiveness of interest and principal on a loan made by the Company pursuant to a 1978 loan program which was established to permit certain officers of the Company to purchase Common Shares. This column also includes for Fiscal 1995 the Company's matching contribution to the 401(k) Incentive Savings Plan with respect to Messrs. Perchick, Sprague, Raghavan and Von Seggern.
(5) Mr. Von Seggern joined the Company on August 24, 1992. The last column for Fiscal 1993 for Mr. Von Seggern includes relocation benefits paid to him in connection with his joining the Company.


STOCK OPTIONS

     Pursuant to the Company's 1994 Employee Stock Option Plan (the "1994 Plan"), incentive stock options ("ISOs") designed to qualify under Section 422A of the Internal Revenue Code and nonqualified stock options ("NQSOs") to purchase up to an aggregate of 1,700,000 shares of the Company's Common Shares may be issued by the Company to key employees of the Company and its subsidiaries. A "key employee" is an officer or employee who occupies a responsible executive, professional, managerial or administrative position and who the Committee administering the 1994 Plan believes has the capacity to contribute to the long-term success of the Company and its subsidiaries. The 1994 Plan is currently administered by the Compensation Committee of the Board of Directors, which has the authority to select the persons to whom options will be granted, the number of option shares, the exercise price, the date of grant and the term of options granted under the 1994 Plan. The 1994 Plan requires that, in the case of

ISOs, the exercise price may not be less than 100% of the fair market value of the Company's Common Shares on the date of grant. Options may be exercised in such installments and on such dates as the Compensation Committee may specify.

     Upon the termination of an optionee's employment for any reason other than death, disability or cause, options held by an optionee may be exercised, to the extent exercisable on the date of termination (or to the greater extent permitted by the Compensation Committee), until the earlier of the expiration date in the option or three months after the date of termination of employment. If an optionee's employment terminates because of death or disability, the three-month period is extended to twelve months under most circumstances. If the key employee is terminated due to cause, all options held by the key employee will terminate concurrently upon receipt by the optionee of his or her notice of termination due to cause.

     The Company also had two Employee Incentive Stock Options Plans meeting the requirements of Section 422A of the Code, the "1980 Plan" and the "1983 Plan" and one Employee Incentive Stock Option and Non-Qualified Stock Option Plan, the "1988 Plan." No further options may be granted under the 1980 and 1983 Plans. As of the end of Fiscal 1995, approximately 231,770 shares remained available for the granting of options under the 1988 Plan.

     Options to purchase the Company's Common Shares under the 1980 plan were granted to certain key employees and officers of the Company and its subsidiaries at 100% of the market price of the shares on the date of grant. Options under the 1980 Plan are exercisable at such time or times before the tenth anniversary of the date of grant as the Board of Directors determined when granting the options. The terms of the 1983 Plan are essentially the same as the 1980 Plan except that the persons eligible to receive options were only such senior executive officers of the Company as were expected to make significant contributions to the long-term success of the Company. Options under the 1983 Plan are exercisable at such time or times after the first and before the tenth anniversary of the date of grant as the Board of Directors determined when granting the options.

     Options to purchase the Company's Common Shares under the 1988 Plan were granted to officers and employees of the Company who were expected to make significant contributions to the long-term success of the Company at an exercise price, in the case of ISOs, of not less than 100% of the fair market value of the Company's Common Shares on the date of grant.


STOCK OPTION TABLES

     The following tables provide information with respect to stock option grants by the Company to the named executive officers in Fiscal 1995, and the number of unexercised options and the value of unexercised in-the-money options at the Fiscal 1995 year-end, respectively. All share data have been adjusted to reflect the two-for-one stock split of the Company's Common Shares in July 1995.

                         OPTION GRANTS IN FISCAL 1995

                                                                                          POTENTIAL REALIZABLE VALUE
                                                     INDIVIDUAL GRANTS                    AT ASSUMED ANNUAL RATES OF
                                         -----------------------------------------
                                            % OF TOTAL                                   STOCK PRICE APPRECIATION FOR
                                         OPTIONS GRANTED      EXERCISE                         OPTION TERM /(2)/
                                                                                         ----------------------------
                           OPTIONS       TO EMPLOYEES IN        PRICE     EXPIRATION
         NAME              GRANTED       FISCAL YEAR/(1)/     PER SHARE      DATE               5%             10%
---------------------------------------------------------------------------------------------------------------------
 C. Scott Kulicke           55,400            15.83%         $8.0625         10-11-04        $280,904       $711,865

 Morton K. Perchick         30,600             8.74%         $8.0625         10-11-04        $155,156       $393,196

 Clifford G. Sprague        24,600             7.03%         $8.0625         10-11-04        $124,733       $316,099

 Asuri Raghavan             14,000             4.00%         $8.0625         10-11-04        $ 70,986       $179,894

 Walter E. Von Seggern      15,000             4.29%         $8.0625         10-11-04        $ 76,057       $192,743

________________________
(1) The Company granted options to employees to purchase a total of 349,960 shares during Fiscal 1995.
(2) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

  AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND 1995 FISCAL YEAR-END OPTION
                                    VALUES

                                                                     NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                             SHARES                                        YEAR-END               AT FISCAL YEAR-END/(2)/
                                                                      --------------------        -----------------------
                           ACQUIRED ON                                EXERCIS-    UNEXERCIS-       EXERCIS-      UNEXERCIS-
         NAME               EXERCISE        VALUE REALIZED /(1)/        ABLE         ABLE            ABLE           ABLE
-----------------------------------------------------------------------------------------------------------------------------
 C. Scott Kulicke.......       --                   --                 91,840       74,000        $2,935,868     $2,129,183

 Morton K. Perchick.....     10,660              $116,384                --         44,480             --        $1,281,288

 Clifford G. Sprague....     15,026              $171,512               3,454       36,520        $  104,697     $1,053,373

 Asuri Raghavan.........      5,760              $112,540                --         22,440             --        $  650,230

 Walter E. Von Seggern..      5,960              $126,208                --         26,640             --        $  780,428

________________________
(1) Calculated on the basis of the closing price of the underlying Common Shares on the date of exercise minus the exercise price.
(2) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the Company's Common Shares on September 30, 1995, the end of its 1995 fiscal year, was $36.50 per share.


PENSION PLAN TABLE

     The Company has maintained a tax-qualified defined benefit pension plan, which covered U.S. employees who had reached age 21 and completed one year of service. Retirement benefits are determined under a formula based on length of service and average compensation in the three consecutive calendar years out of the last ten producing the highest average (subject to certain Internal Revenue Code limits). The following table shows the annual benefits under the Company's qualified pension plan upon normal retirement at age 65 to persons in specified salary classifications, assuming election of payment in the form of an annuity for the employee's life. Amounts set forth in the table are subject to a reduction allowing for social security benefits paid for by the Company. Effective December 31, 1995, benefit accruals under the Company's pension plan were frozen. As a consequence, employees' accrued benefits will not increase after December 31, 1995 as a result of their subsequent service or compensation.

             ANNUAL BENEFIT ASSUMING YEARS OF SERVICE AS INDICATED

REMUNERATION/(1)/         10 YEARS  20 YEARS   30 YEARS  40 YEARS
-----------------         --------  --------   --------  -----------
$100,000.................  $15,198   $30,396   $45,594   $53,193
 120,000.................   18,627    37,253    55,880    65,193
 150,000/(2)/............   23,770    47,539    71,309    83,193/(3)/


______________________
(1) Average annual cash compensation during the last three calendar years prior to retirement, which includes amounts not included in the above Summary Compensation Table, such as certain personal benefits.
(2) Represents the maximum annual compensation limit under which annual benefits could be computed in Fiscal 1995.
(3)  Represents the maximum annual benefit which may be paid.

     The estimated credited years of service under the pension plan for the named executive officers were as follows: Mr. C. Scott Kulicke, 23 years; Mr. Perchick, 16 years; Mr. Sprague, 7 years; Mr. Raghavan, 14 years, and Mr. Von Seggern, 3 years.


TERMINATION OF EMPLOYMENT AGREEMENTS

     The Company has Termination of Employment Agreements with its executive officers which provide that in the event of certain changes in control, as defined in the Agreements, the officer who is a party to such agreement and whose employment terminates, other than voluntarily or for cause, within 18 months after such change in control, will be entitled to termination pay equal to the lesser of a specified number of months' base salary or $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Internal Revenue Code or would make payment thereof non-deductible by the Company under Section 280G of the Code. Such agreements are all currently scheduled to expire on December 31, 1997 unless extended. The named executive officers' Termination of Employment Agreements provide for payment of the following number of months' base salary: Mr. C. Scott Kulicke, 30 months, Mr. Perchick, 18 months; Mr. Sprague, 18 months; Mr. Raghavan, 18 months; and Mr. Von Seggern, 18 months.


INCENTIVE SAVINGS PLAN

     The Company has an incentive savings plan for employees, designed to comply with Section 401(k) of the Internal Revenue Code. U.S. employees who have reached age 21 and completed one year of service are eligible to participate. Participants may authorize pre-tax contributions to the plan of up to 6% of their compensation plus, in the case of non-highly compensated employees, up to an additional 4% of their compensation. The plan limits, as required by provisions of the Internal Revenue Code, the amounts which may be contributed to the plan by participants who are highly compensated employees.

The Company matches participants' contributions by paying into the plan, either in cash or by contribution of Company Common Shares, a certain percentage of each participant's contributions up to 6% of the participant's pay. For the 1995 plan year, the Company matched 15% of each participant's contributions. Effective January 1, 1996, the amount of the Company's matching contribution will at least be doubled and will be further increased based on a participant's completed years of service. In addition, the Company will make a "grandfathered" matching contribution on behalf of participants who are employed by the Company and at least age 40 on December 31, 1995. All employees who were eligible to participate in the plan on or before December 31, 1995 were immediately fully vested. Employees who become eligible to participate in the plan after December 31, 1995 will reach full vesting after four years of service.


BOARD MATTERS

     The Company has standing Audit and Compensation Committees. There is no standing nominating committee.

     The Audit Committee, comprised of Messrs. MacDonell Roehm, Jr., Chairman, Frederick W. Kulicke, Jr. and Allison F. Page, met twice during Fiscal 1995. The principal duties of the Audit Committee are to recommend independent public accountants for appointment by the Company; review with the independent accountants the planned scope and results of the annual audit and their reports and recommendations; and review with the independent accountants matters relating to the Company's system of internal controls.

     The Compensation Committee, comprised of Messrs. John A. O'Steen, Chairman, James W. Bagley and C. William Zadel, met twice during Fiscal 1995. The principal duties of the Compensation Committee are to approve compensation arrangements for the executive officers and senior managers of the Company and to administer the Company's stock option plans.

     In Fiscal 1995, the Board of Directors met eight times. During Fiscal 1995, Directors who were not officers of the Company received a quarterly retainer of $2,000 plus $1,500 per meeting attended. During Fiscal 1996, Directors will receive a quarterly retainer of $3,000 plus $2,000 for each regular and $1,000 for each special meeting of the Board. Committee Chairmen are paid an annual retainer of $2,000 and committee members are paid $1,000 for each committee meeting not held on the date of a Board meeting. All of the incumbent directors attended at least 75% of Board and applicable committee meetings in Fiscal 1995, with the exception of Mr. Bagley who attended 70% of such meetings.

     Each member of the Board who is not also an officer or employee of the Company is eligible to participate in the Company's 1988 Non-Qualified Stock Option Plan for Non-Officer Directors (the "Director Plan"). Pursuant to the Director Plan, options to purchase 5,000 Common Shares are automatically granted to each eligible director on the last day of each February on which the Company's shares are publicly traded in each of the years 1990 through 1998 at an exercise price equal to 100% of the fair market value of the Company's Common Shares on the date of grant. Options granted under the Director Plan become exercisable in 20% annual increments commencing on the first anniversary of the date they are granted.

     See also "Certain Relationships and Related Transactions" below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 2, 1995, the Company acquired American Fine Wire Corporation ("AFW") through the merger of a subsidiary of the Company into Circle "S" Industries, Inc., the parent corporation of AFW ("Circle S"). AFW is a manufacturer of fine gold and aluminum wire for use in the wire bonding process and has facilities in Selma, Alabama, Singapore and Zurich, Switzerland.

     The preliminary purchase price for the AFW Acquisition totaled approximately $53.6 million, subject to possible upward or downward adjustment based upon completion and audit of the closing balance sheet. Of the $53.6 million paid, in accordance with the terms of the acquisition agreements, approximately $34.4 million was paid by delivery of notes to the stockholders of Circle S (the "AFW Notes"). The AFW Notes bore interest at the rate of 6.4375% per year, less costs (1% per year) of the letters of credit securing the AFW Notes, and matured and were repaid on January 5, 1996.

     The AFW acquisition agreements provide for the indemnification of the Company by certain former stockholders of Circle S (including Larry D. Striplin, Jr., the former Chairman and largest stockholder of Circle S) against breaches of or inaccuracies in various representations and warranties and covenants of Circle S in the acquisition agreements and against certain types of possible liabilities.

     In connection with the AFW Acquisition, the Company's Board elected R. Kelly Payne, who was the President of AFW, as a Vice President of the Company, and agreed to elect, and on December 12, 1995 did elect, Larry D. Striplin, Jr. as a director of the Company. It is contemplated that, subject to his reelection by the Company's shareholders, Mr. Striplin will continue as a director of the Company for at least five years. Pursuant to the AFW acquisition, the Company also assumed a 1990 employment and non-competition agreement between Circle S and Mr. Striplin providing for payments to him or his estate of $200,000 per year for five years following the date of the AFW acquisition. Mr. Striplin's employment by Circle S and AFW terminated at the time of such acquisition. In connection with the AFW acquisition, the Company also entered into an employment agreement with R. Kelly Payne.


                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION


     The Compensation Committee of the Company's Board of Directors, comprised entirely of outside directors, is responsible for approving compensation arrangements for the officers and senior managers of the Company.

     The Compensation Committee seeks to achieve the following goals with the Company's executive compensation programs: to attract and retain key executives; to motivate and reward executives for the attainment of corporate and individual performance objectives; and to provide executives with an opportunity to acquire an equity interest in the Company. The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive's cash compensation to the achievement of objectives that are important to the Company.

     The Company's Executive Incentive Compensation Plan is currently comprised of three components: base salary; cash incentive; and equity incentive in the form of stock options. At present, there are approximately 52 participants in the plan.

TARGET TOTAL CASH COMPENSATION

     Target total cash compensation for each executive is established based on marketplace data. For this purpose, in Fiscal 1995 the Company utilized principally the median data for companies with sales between $100 million and $200 million as reported by nationwide participants in the Alexander & Alexander Consulting Group/Radford Associates' 1994 Management Compensation Report. Participants in that nationwide survey are not limited to the companies included in the peer group established to compare shareholder returns in the performance graph included below because the Compensation Committee believes that the Company's competitors for executive talent are not limited to that peer group.


BASE SALARY AND CASH INCENTIVE

     Once target total cash compensation has been established for each executive, the total compensation is divided into a base salary portion and a cash incentive portion. The higher the level of responsibility of the executive within the Company, the greater the portion of that executive's target total cash compensation that consists of the cash incentive component. At budgeted performance levels, targeted cash incentive ranges from approximately 33% to 56% of targeted total cash compensation (50% to 125% of base salary) for the named executive officers.

     In Fiscal 1995, the cash incentive portion of the compensation of participants in the Executive Incentive Compensation Plan was made dependent on achievement of specified operating profit margins, return on assets and performance goals. Due to the Company's performance in Fiscal 1995, an aggregate of $1,401,000 was awarded to participants in the Plan.


EQUITY INCENTIVE

     The Company grants stock options annually to all participants in the Executive Incentive Compensation Plan. The purpose of these grants is to give participants a stake in the success of the Company as measured by the stock market's assessment of the Company's performance. The number of options granted to each participant is generally determined on the basis of a percentage of base salary that varies depending on the participant's level of responsibility. The extent of existing options or stock ownership is not generally considered in granting options, except that the Company sometimes grants an initial round of options to newly recruited executives to provide them with some stake in the Company's success from the commencement of their employment.

     A 1994 survey conducted by The Wyatt Company among members of the American Electronics Association with sales in the $100 million to $499 million range demonstrated that the Company's historical rate of granting stock options to its employees is significantly below the rate of its peers. In Fiscal 1994, option grants to Company employees amounted to 0.6% of the Company's outstanding Common Shares compared to an average rate of 4.6% for members of the association. As a consequence, the Company increased to approximately 2% the percentage of its outstanding shares intended to be granted in the aggregate in Fiscal 1995 and anticipates granting options at higher than historic rates in the future.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other participants in the Executive Incentive Compensation Plan. Following an analysis of marketplace data and a subjective assessment of the Chief Executive Officer's performance, the Compensation Committee recommended, and the Board of Directors approved, an increase in the annual salary of the Chief Executive Officer from $240,000 to $260,000 for Fiscal 1995. As is the case of the other participants in the 1995 Executive Incentive Compensation Plan, the Chief Executive Officer received a cash incentive payment for Fiscal 1995, which amounted to $268,268, based on the considerations described in "Base Salary and Cash Incentive" above.

                          THE COMPENSATION COMMITTEE

                           JOHN A. O'STEEN, CHAIRMAN
                                JAMES W. BAGLEY
                               C. WILLIAM ZADEL


PERFORMANCE GRAPH

     The graph set forth below compares, for Fiscal 1991 through Fiscal 1995, the yearly change in the cumulative total returns to holders of Common Shares of the Company with the cumulative total return of a peer group selected by the Company and of the NASDAQ Stock Market-US Index. The peer companies are all among the top 25 semiconductor capital equipment suppliers in the world and were selected by the Company based principally on nature of business, revenues, employee base, technology base, market share, customer and customer relationships. The peer group is composed of Advanced Semiconductor Materials International N.V., Applied Materials, Inc., BTU International, Inc., Electro Scientific Industries, Inc., FSI International, Inc., Genus, Inc., KLA Instruments Corp., Lam Research Corp., LTX Corp., Novellus Systems, Inc., Silicon Valley Group, Inc., Teradyne Inc. and Varian Associates, Inc. The graph assumes that the value of the investment in the relevant stock or index was $100 at September 30, 1990 and that all dividends were reinvested. Total returns are calculated based on a fiscal year ending September 30. The closing market price of the Company's Common Shares as of September 30, 1995 was $36.50.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      AMONG THE COMPANY, A PEER GROUP AND
                       THE NASDAQ STOCK MARKET-US INDEX


                             [GRAPH APPEARS HERE]


          -------------------------------------------------------------------------------------------------
                                             Sept. 30, Sept. 30,  Sept. 30,  Sept. 30, Sept. 30, Sept. 30,
                                               1990      1991       1992       1993      1994      1995
          -------------------------------------------------------------------------------------------------
          Kulicke & Soffa Industries           100        124         98        561       317       1424
          Peer Group                           100        131        159        373       486        993
          NASDAQ Stock Market-US               100        157        176        231       233        321
          -------------------------------------------------------------------------------------------------



                             SHAREHOLDER PROPOSALS

     Proposals which shareholders desire to have included in the Company's Proxy Statement for the Annual Meeting in 1997 pursuant to Securities Exchange Act Regulation 14a-8 must be addressed to the Secretary of the Company and received by the Company on or before September 11, 1996.

                                 OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies personally and by telephone, telegraph or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

     Although the Company knows of no business which will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority with respect to any other matters which may come before the meeting.



                                    By Order of the Board of Directors
                                    SUSAN WATERS
                                    Secretary

                       KULICKE AND SOFFA INDUSTRIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, revoking all prior proxies, hereby appoints C. Scott Kulicke and Clifford G. Sprague, or either of them, with full power of substitution, as the undersigned's proxies to vote at the Annual Meeting of Shareholders of Kulicke and Soffa Industries, Inc. (the "Company") called for February 13, 1996 and at any adjournment thereof.



PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                          (Continued on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.



1.  ELECTION OF DIRECTORS

Nominees:  Frederick W. Kulicke, Jr.; Larry D. Striplin, Jr.

       FOR            WITHHOLD AUTHORITY   (INSTRUCTION:  To withhold authority
All nominees listed     To vote for all    to vote for any individual nominee,
                        nominees listed    write that nominee's name in the
                                           space provided below)
       [_]                   [_]

                                           ____________________________________
                                           By signing this Proxy, authority is
                                           given to cumulate votes in the
                                           discretion of the Proxies for less
                                           than all nominees listed.

2. Appointment of Price Waterhouse LLP as independent public accountants for the Company for the year ending September 30, 1996.

    FOR      AGAINST    ABSTAIN

    [_]        [_]        [_]

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

   You are urged to sign and return this proxy so that you may be sure that your shares will be voted.


   Dated_________________________________, 1996


   ______________________________________
          Signature of Shareholder

   ______________________________________
          Signature of Shareholder

   Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.